UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2017

EIGHT DRAGONS COMPANY

(Exact name of registrant as specified in its charter)

Nevada	000-28453	75-2610236
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 South East Second Street, Miami, Florida 33131

(Address of principal executive offices, including zip code)

(954) 866-3726

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

On December 26, 2017, Eight Dragons Company (the “Company”) entered into a Restructuring Agreement (the “Restructuring Agreement”) with Una Taylor, the Chief Executive Officer and 33.38% stockholder of the Company, and Rokk3r Labs LLC (“Rokk3r”). The Restructuring Agreement provided for certain transactions as described below. The transactions contemplated by the Restructuring Agreement (the “Transactions”) closed on December 26, 2017 (the “Closing Date”). As a result of the closing of the Transactions (the “Closing”), Rokk3r acquired control of the Company from Ms. Taylor. Following the Closing, Rokk3r owns 89.41% of the Company’s outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

Pursuant to the Restructuring Agreement, at the Closing, Rokk3r contributed to the Company certain assets of Rokk3r, consisting of intellectual property assets, as a contribution to the capital of the Company, in exchange for the issuance to Rokk3r of 74,050,000 shares of Common Stock. The contribution of assets was completed pursuant to an Asset and Intellectual Property Contribution and Assignment Agreement (the “Contribution and Assignment Agreement”), also dated as of December 26, 2017, which was entered into in accordance with the Restructuring Agreement.

The Closing was subject to certain conditions precedent and the completion of certain other actions, as follows:

●	The Company and Eight Dragons Acquisition, LLC (“Eight Dragons LLC”), an affiliate of Ms. Taylor, rescinded certain transactions between the Company and Eight Dragons LLC, and in connection therewith Eight Dragons LLC returned to the Company 290,500 shares of Common Stock, for no additional consideration.

●	The Company and Ms. Taylor rescinded certain transactions between the Company and Ms. Taylor, and in connection therewith Ms. Taylor returned to the Company 9,710,295 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Company, for no additional consideration. In connection therewith, the Company and Ms. Taylor entered into that certain Rescission Agreement (the “Taylor Rescission Agreement”).

Pursuant to the Restructuring Agreement, the Company agreed that, following the Closing and until January 31, 2019 (the “Deadline”), Ms. Taylor will have the right to elect to have the Company issue to Ms. Taylor either (i) an option to acquire 4,000,000 shares of Common Stock, which option will be at a strike price of $0.0001 per share of Common Stock, and which option will be exercisable for a period of 16 months from the issuance thereof or (ii) 4,000,000 shares of Common Stock. The number of options or shares of Common Stock to be issued is subject to adjustment and possible return to the Company as set forth in the Restructuring Agreement. In the event that Ms. Taylor has not made such election on or prior to the Deadline, the rights of Ms. Taylor to receive the options or shares will be automatically forfeited. The Company has also agreed to grant Ms. Taylor customary registration rights with respect to the shares of Common Stock as may be obtained by Ms. Taylor as described above. Ms. Taylor’s rights to receive the shares or options, and Ms. Taylor’s registration rights, may be assigned by Ms. Taylor to (i) any entity which is 100% owned and controlled by Ms. Taylor; or (ii) any entity that is owned and controlled 80% by Taylor and 20% by Titan Funding, LLC, an affiliate of Ms. Taylor, subject, in the case of this subclause (ii) only, to the reasonable approval of the Company.

Pursuant to the terms of the Restructuring Agreement, Ms. Taylor and Theodore Faison agreed to resign from all positions with the Company held by them. In addition, the Company agreed that it would take, prior to Ms. Taylor’s and Mr. Faison’s resignations, such actions as required to name Nabyl Charania, German Montoya and Jeff Ransdell, or other persons as identified by Rokk3r prior to the Closing, to the Company’s board of directors of the Company, and to appoint Mr. Charania as the Chief Executive Officer of the Company.

In connection with the Restructuring Agreement, the Company, Rokk3r and Ms. Taylor also entered into a Release Agreement (the “Release Agreement”), pursuant to which each party released the others and each of their respective predecessors, successors, assigns, heirs, representatives, agents and all related parties from all claims of any type that any such party may have had or may have in the future, to the extent that those claims arose, may have arisen, or are based on events which occurred at any point in the past up to and including December 26, 2017, other than any claims arising from the Restructuring Agreement.

Prior to the execution of the Restructuring Agreement, the Company had undertaken certain additional actions in contemplation of the actions under the Restructuring Agreement, which actions were required by Rokk3r in order for Rokk3r’s agreement to enter into the Restructuring Agreement. Specifically:

●	On November 19, 2017, the Company and Protect Pharmaceuticals Corporation (“PRTT”) entered into a Rescission and Mutual Release Agreement (the “PRTT Rescission Agreement”), pursuant to which the parties rescinded certain transactions between them, and in connection therewith PRTT returned to the Company 3,000,000 shares of Common Stock, and the Company returned to PRTT 6,100,000 shares of common stock of PRTT that the Company had acquired in the transactions, and the parties each released each other from any claims one may have had against the other.

●	On November 21, 2017, the Company and Trident capX Corporation (“Trident”) entered into a Stock Redemption and Release Agreement (the “Trident Redemption Agreement”), pursuant to which the Company redeemed 9,710,295 shares of Common Stock from Trident for a total consideration of $1.00, and wherein the parties each released each other from any claims one may have had against the other.

●	On December 4, 2017, the Company and Rokk3r Fuel Fund 2, LP (“RFF”) and Rokk3r Fund Fuel 2 GP, LLC, the General Partner of RFF (“GP”) entered into a Stock Issuance and Release Agreement (the “Stock Issuance Agreement”), pursuant to which RFF and GP released the Company from certain claims that RFF and GP may have had against the Company due to a previously subscription that the Company had made for an investment in RFF, but which the Company had not completed, in return for the issuance to RFF of 7,500,000 shares of Common Stock, which issuance was completed on December 4, 2017. The Stock Issuance and Release Agreement also provides that the Company similarly releases its claims against RFF and GP, and recites that it is the intention of RFF to contribute approximately $15 million of capital or assets to the Company in the upcoming three years. However, there is no binding obligation on RFF to make any such contribution and there can be assurance that it will occur, or of the terms, conditions or timing thereof.

The foregoing descriptions of the Restructuring Agreement, the Contribution and Assignment Agreement, the Taylor Rescission Agreement, the Release Agreement, the PRTT Rescission Agreement, the Trident Redemption Agreement and the Stock Issuance Agreement are summaries only and are qualified in their entireties by reference to the full text of the Restructuring Agreement, the Contribution and Assignment Agreement and the Rescission Agreement, filed herewith as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7, respectively, and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.02 Unregistered Shares of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The securities issued by the Company were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D. The Company’s reliance on Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by the Company which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; and (d) the negotiations for the issuance of the securities took place directly between the offerees and the Company.

Item 5.01 Changes in Control of Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Effective as of the Closing, Ms. Taylor and Mr. Faison resigned as officers and directors of the Company, and Messrs. Charania, Montoya and Ransdell were named as directors of the Company. Mr. Charania was also appointed as the Chief Executive Officer and Principal Accounting Officer of the Company. Neither Ms. Taylor’s nor Mr. Faison’s resignations were the result of any disagreement with the Company on any matter relating to its operations, policies (including accounting or financial policies) or practices.

In addition to serving on the Board of Directors of the Company, Mr. Charania is a co-founder and currently the Chief Executive Officer at Rokk3r, where he shapes the global vision, direction, and expansion of the company and a general partner of Rokk3r Fuel Exo, where he manages fundraising and investment opportunities. Prior to joining Rokk3r, Mr. Charania built multiple software companies and served as the Director of Engineering at Convergys Corporation, a global customer management and information management service provider. His professional experience includes developing and deploying SMS billing platforms, downloadable ring-tone systems, and smart IP-based tools which reduce global deployment costs. He earned a Bachelor of Mathematics from the University of Waterloo.

In addition to serving on the Board of Directors of the Company, Mr. Montoya is a co-founder and currently the Chief Strategy and Creative Officer at Rokk3r, where he executes the strategic direction for its portfolio companies, and a general partner of Rokk3r Fuel Exo, where he manages fundraising and investment opportunities. Prior to joining Rokk3r in 2008, he led strategic and commercial initiatives as the Marketing Vice President at CycleLogic, Inc., a provider of integrated Internet solutions for wireless telephone operators throughout Latin America. Mr. Montoya’s professional experience also includes 12 years working as a consultant at Accenture and McKinsey & Company. He earned a Bachelor of Science in Applied Economics and Business Management at Cornell University.

In addition to serving on the Board of Directors of the Company, Mr. Ransdell is a founding partner and managing director of Rokk3r Fuel Exo, where he is responsible for all investments on behalf of the limited partners and leads efforts to raise global venture capital. Prior to joining Rokk3r, between 2011 and 2016, Mr. Ransdell held positions as a managing director and division executive at Bank of America Merrill Lynch. While leading Bank of America Merrill Lynch’s Southeast Division, a region encompassing Florida, Alabama, southeast Georgia, the Caribbean and Latin America, he drove new strategic asset flows by $5 billion a year over a four-year period and supervised staff across various departments including client relationship management, business development, marketing, risk and compliance. Mr. Ransdell earned a Bachelor of Arts in Finance and International Finance from the University of North Dakota.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Restructuring Agreement, dated as of December 26, 2017 by and between Eight Dragons Company, Una Taylor and Rokk3r Labs LLC.

10.2	Asset and Intellectual Property Contribution and Assignment Agreement dated as of December 26, 2017 by and between Rokk3r Labs LLC and Eight Dragons Company.

10.3	Rescission and Mutual Release Agreement dated as of December 26, 2017 by and between Eight Dragons Company and Una Taylor.

10.4	Release Agreement dated as of December 26, 2017 by and between Eight Dragons Company, Una Taylor and Rokk3r Labs LLC.

10.5	Rescission and Mutual Release Agreement, dated as of November 19, 2017 by and between Eight Dragons Company and Protect Pharmaceuticals Corporation.

10.6	Stock Redemption and Release Agreement dated as of November 21, 2017 by and between Eight Dragons Company and Trident capX Corporation.

10.7	Stock Issuance and Release Agreement dated as of December 4, 2017 by and between Eight Dragons Company, Rokk3r Fuel Fund 2, LP and Rokk3r Fund Fuel 2 GP, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eight Dragons Company

Date: January 2, 2018	By:	/s/ Nabyl Charania
	Name:	Nabyl Charania
	Title:	Chief Executive Officer